EXHIBIT 10.16

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of March 21, 2003 (the “Effective Date”), by and between ATHEROS COMMUNICATIONS, INC., a Delaware corporation (the “Company”) and RICHARD A. REDELFS (“Executive”),

W I T N E S S E T H:

WHEREAS, Executive has determined, and the Board of Directors of the Company (the “Board”) has accepted, that it is in the best interests of the Company and its stockholders for Executive to resign as the Company’s and the Company’s subsidiaries’ President and Chief Executive Officer and to serve in an employee position as Vice-Chairman of the Board through May 2, 2003; and

WHEREAS, Executive and the Company wish to terminate and supersede the provisions of the Summary of Terms of Employment dated October, 1999, by and between Executive and the Company (“Summary of Employment Terms”); and

WHEREAS, the parties hereto wish to enter into this Agreement to provide for an orderly transition of Executive’s responsibilities:

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Resignation as Officer and Employee.

As of the Effective Date, Executive has (a) voluntarily and irrevocably resigned as (i) the Company’s President and Chief Executive Officer, (ii) the President and Chief Executive Officer of each of the Company’s three subsidiaries (Atheros Communications KK, Atheros India, LLC and Atheros Communications International LLC) and (iii) a trustee of the Company’s 401(k) Plan and Trust, and (b) accepted the position of Vice-Chairman of the Board of Directors, an employee position, to serve in that capacity until May 2, 2003 (“Employment Termination Date”). Thereafter, Executive may continue to serve as a non-employee member of the Board at the pleasure of the Board in accordance with and subject to the applicable provisions of the Company’s By-Laws and Delaware General Corporation Law; provided, however, that he will tender his resignation if the Board requests anytime after August 2, 2003.

2. Payments to Executive.

(a) Upon the Employment Termination Date, the Company shall pay to Executive any accrued, unpaid salary and vacation pay, and the pro rata portion of the bonus payment under the Company’s bonus program for performance in 2003 that will have accrued as of the Employment Termination Date, which pro rata bonus amount Executive and the Company hereby agree is $25,068, subject to applicable withholding taxes. Executive shall not be entitled to any other payments from the Company except as specifically provided herein.

TRANSITION AGREEMENT (RICHARD REDELFS)

(b) Executive shall be entitled to a bonus payment under the Company’s bonus program for performance in 2002 equal to $25,000, subject to applicable withholding taxes.

(c) Upon the Employment Termination Date, and subject to the provisions of Section 3, Executive shall be entitled to severance payments equal to one year’s base salary of $250,000, payable over six months in accordance with the Company’s usual payroll practices and subject to applicable withholding taxes.

(d) Upon the Employment Termination Date, all of the 2,200,000 shares purchased by Executive pursuant to the option granted by the Company on November 5, 1999 (the “1999 Option”), shall become fully vested and the Company’s right of repurchase with respect thereto shall lapse.

(e) Upon the Employment Termination Date, all of the shares subject to the option granted to Executive by the Company on August 8, 2001 (the “2001 Option”), that would have vested on or before the date that is twelve (12) months after the Employment Termination Date (or 100,000 shares) (the “Vested Shares”), shall become fully vested and the Company’s right of repurchase with respect thereto shall lapse. As of the Employment Termination Date, the 2001 Option shall terminate with respect to the remaining 300,000 shares and may never be exercised with respect to any shares other than the Vested Shares.

(f) Subject to the provisions of Section 3, the 2001 Option shall remain exercisable with respect to the Vested Shares for five (5) years following the Employment Termination Date.

(g) The full recourse promissory note in the principal amount of $108,900, plus accrued interest, dated February 11, 2000 (the “Note”), that was delivered by Executive to the Company in connection with Executive’s exercise of the 1999 Option shall become payable six (6) months after the Employment Termination Date; provided, however, that subject to the provisions of Section 3, and provided further that the Company will not incur an adverse charge for financial reporting purposes, the Company shall agree to extend the due date of the Note to the earlier of the date that is three (3) years after the Employment Termination Date, or the date that the Company is acquired in a merger or acquisition in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such acquisition or merger, or all or substantially all of the assets of the Company are sold or otherwise transferred.

(h) Subject to the provisions of Section 3, the Company will reimburse the group health continuation coverage premiums for Executive and the Executive’s eligible dependents under COBRA for twelve (12) months following the Employment Termination Date, provided that Executive remains eligible for such continuation coverage and that Executive is solely responsible for electing such coverage within the required time period.

TRANSITION AGREEMENT (RICHARD REDELFS)

3. Conditions To Benefits. The rights of Executive to the consideration described in Sections 2(c), (f), (g) and (h), as applicable, are subject to continued satisfaction of the following conditions, which require that Executive shall not have done or do any of the following:

(a) Diverted or attempted to divert, directly or indirectly, any business of the Company, or induced, or attempted to induce, any customers of the Company not to purchase goods or services from the Company; provided, however, that in the event Executive becomes an officer, employee or director of any direct, indirect or potential customer of the Company (each, for purposes of this Section 3(a), a “Customer”) other than Intel Corporation following the Employment Termination Date, any action by Executive in his capacity as an officer, employee or director, as the case may be, of that Customer that results in that Customer’s decision not to purchase goods or services from the Company shall not constitute a breach of this Section 3(a).

(b) Initiate contact with any person for the purpose of inducing or attempting to induce, directly or indirectly, any person to leave his or her employment or consulting relationship with the Company, or not accept an employment or consulting relationship with the Company (in each case, through assistance to professional recruiters or potential employers, or direct solicitation or otherwise).

(c) Materially breached his confidentiality and assignment of invention obligations under the Executive’s Proprietary Information and Inventions Agreement, or materially breached any provision of this Agreement.

(d) Initiated, filed, financed, participated as a named plaintiff in or aided any action or other proceeding against the Company or any of its officers, directors or employees (including without limitation any class action or derivative action) based upon any claims, liens, demands, causes of action, obligations, damages or liabilities, other than (i) the submission to arbitration of a claim for payments or benefits due under this Agreement pursuant to the provisions of Section 5 and (ii) as compelled by lawfully issued and served subpoena or as otherwise required by law (collectively, any “Legal Request”); provided, however, that Executive must provide the Company with immediate notice of such Legal Request by forwarding a copy of such Legal Request to the Company’s Chief Executive Officer and at least one member of the Board of Directors who is not the Company’s Chief Executive Officer.

(e) Initiated, filed, financed, participated in or materially aided any proxy fight or tender offer initiated against the Company, or sought to be reinstated as an officer.

(f) Disparaged the Company, or its officers, directors, employees or products, which shall include, but not be limited to, writing disparaging articles or making disparaging statements to the Company’s customers or suppliers.

The Board shall determine reasonably and in good faith whether Executive has committed any of the acts or made any of the omissions described in this Section 3. If the Board determines that Executive has committed any of the acts or omissions described in this Section 3, the Board shall notify Executive in writing, stating the particular action(s) or omission(s). If the act or omission is capable of being cured, Executive shall have thirty (30) days after receipt of the notice to cure the particular action or omission. If Executive effects a cure to the satisfaction of the Board, exercised in their good faith business judgment, the Board shall provide written notice of the rescission of the notice, and it shall be of no further force or effect. If the act or omission is not capable of being cured or is not cured, the severance benefits shall terminate as of the date of such breach.

TRANSITION AGREEMENT (RICHARD REDELFS)

The parties agree that if any dispute between Executive and the Company arises over whether any of the conditions in this Section 3 have been met, then the Company shall place any payments otherwise due to Executive, to the extent the Company’s obligation is in dispute, in escrow with the arbitrator selected pursuant to Section 5 during the term of any such dispute.

In the event of any breach by Executive of the conditions set forth in Section 3, (i) all of Executive’s obligations under the Note shall accelerate and become immediately due and payable (but not earlier than such obligations would have otherwise been due and payable under the terms of the Note absent this paragraph), and Executive shall be deemed to have acknowledged and reaffirmed that the Note is a full recourse obligation and that he is personally liable to pay the entire principal amount, plus accrued interest, under the Note, as modified hereunder, and that he has no defenses to enforceability of the Note or to his personal liability thereunder; (ii) Executive’s right to exercise the 2001 Option with respect to Vested Shares pursuant to Section 2(f) shall terminate, and (iii) the Company’s obligation to pay severance and reimburse COBRA premiums pursuant to Sections 2(c) and (h) shall terminate.

It shall be a further condition to the Company’s obligation to provide the consideration described in Sections 2(b) through (h) that Executive deliver and not revoke the release described in Section 6 (the “Release”). Accordingly, the Company shall have no obligation to provide the consideration described in Sections 2(b) through (h) until the expiration of seven days after Executive signs and delivers (and does not revoke) such release (the “Release Effective Date”).

4. Executive’s Representations.

Executive hereby represents and warrants to the Company that he has fully reviewed this Agreement and the transactions contemplated hereby, and that he fully understands this Agreement and such transactions. In connection with this review, Executive has had an opportunity to consult with legal counsel and with financial and other advisors of his choosing and, if he has decided not to do so, such choice was his voluntary decision. The terms of this Agreement are voluntarily accepted by Executive without duress or coercion.

5. Dispute Resolution. Any disputes arising out of, or relating to, Executive’s employment with the Company, this Agreement, or the making, performance, or interpretation of it, including any determination by the Company that Executive has breached his obligations under this Agreement, and any dispute arising out of or relating to the Release or the Note, shall be, to the maximum extent permitted by law, arbitrated in accordance with the following procedure:

(a) Any and all claims shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) in the city closest to Executive’s last place of work at the Company where the AAA has an office. Such arbitration shall be in accordance with the AAA’s then current version of the National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected in accordance with the AAA’s selection procedures in effect at the time. Either party may initiate arbitration proceedings by filing a demand for arbitration with the appropriate AAA office.

(b) The arbitrator shall have the authority to grant any relief authorized by law.

TRANSITION AGREEMENT (RICHARD REDELFS)

(c) The arbitrator shall have exclusive authority to resolve all claims covered by this Section 5. Any issues involving the arbitrability of a dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(d) The Company will pay all arbitration fees, deposits and administrative costs assessed by the AAA; except that Executive may be required to pay administrative fees to the AAA not to exceed the amount of the then-current filing fee for a civil action filed in the court of general jurisdiction in the state where Executive was last employed by the Company. The arbitrator shall have power to award attorneys’ fees, expert witness fees and costs according to statute, or according to a separate written agreement between the parties, or the National Rules for the Resolution of Employment Disputes of the AAA, but shall have no other power to award attorneys’ fees, costs or expert witness fees.

(e) The claims covered by the above include, but are not limited to, all claims covered by the Agreement, or the making, performance, or interpretation of it, including any determination by the Company that Executive has breached his obligations under this Agreement, and any dispute arising out of or relating to the Release or the Note, claims for wrongful termination, unpaid wages or compensation, breach of contract, torts, violation of public policy, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation), claims for benefits (except where an employee benefit or pension plan specifies a procedure for resolving claims different from this one), claims for physical or mental harm or distress, or any other employment-related claims under any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and any other statutes or laws relating to an employee’s relationship with the employer, and claims related to the Executive’s Proprietary Information and Inventions Agreement. However, claims for workers’ compensation benefits and unemployment compensation benefits are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.

(f) Notwithstanding this agreement to arbitrate, neither party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(g) The arbitrator shall issue a written arbitration decision stating the arbitrator’s essential findings and conclusions upon which any award is based. A party’s right for review of the decision is limited to grounds provided under applicable law.

(h) The parties agree that the arbitration shall be final and binding and any arbitration award shall be enforceable in any court having jurisdiction to enforce this arbitration agreement.

(i) BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND EXECUTIVE GIVE UP ALL RIGHTS TO TRIAL BY JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

TRANSITION AGREEMENT (RICHARD REDELFS)

6. Release.

(a) Following the Employment Termination Date, in consideration of the benefits to be provided to Executive pursuant to the Agreement, the sufficiency of which Executive acknowledges, Executive shall deliver to the Company a general release, on behalf of himself, his family members and his and their heirs and successors, assigns, attorneys and agents, pursuant to which Executive releases and forever discharges the Company, as well as its officers, attorneys, directors, employees, stockholders and agents, and their successors and assigns, and its employee pension benefit or welfare benefit plans and current and former trustees and administrators of such plans (collectively “Company Releasees”) from any and all claims, contracts, liabilities, damages, expenses and causes of action, whether in law or in equity, known or unknown, which may have existed or which may now exist from the beginning of time to the Release Effective Date against one or more of the Company Releasees (collectively “Executive Claims”), to the extent such Executive Claims relate in any way directly or indirectly, in whole or in part to: Executive’s resignation as President and Chief Executive Officer or Vice Chairman of the Board pursuant to Section 2 of the Agreement, the fact that Executive is or was an employee, officer, director, stockholder or agent of the Company; any services performed by Executive for the Company; Executive’s employment or non-employment by the Company; any alleged harassment or disparagement suffered by Executive during his employment at the Company; any status, term or condition of such employment; any physical or mental harm or distress arising from such termination, employment or non-employment; any claims based upon federal, state or local laws prohibiting employment discrimination, including but not limited to claims of discrimination under the Fair Employment and Housing Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, or the Employee Retirement Income Security Act of 1974; breach of contract or any other legal basis. The Release shall also include release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires that Executive be advised to consult with an attorney before Executive waives any claim under the ADEA. In addition, the ADEA provides Executive with at least 21 days to decide whether to waive claims under the ADEA and seven days after Executive signs the Release to revoke that waiver.

(b) Executive understands that various federal, state and local laws prohibit age, sex, national origin, race and other forms of employment discrimination and that these laws are enforced through the U.S. Equal Employment Opportunity Commission, and similar state and local agencies. Executive understands that if he believed that his treatment by the Company had violated any of these laws, he could consult with these agencies and file a charge with them. Instead, Executive has voluntarily decided to accept the Company’s offer in the Agreement and to waive and release any and all claims he may have under such laws.

(c) Executive shall expressly waive and relinquish any and all rights that Executive may have under Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

TRANSITION AGREEMENT (RICHARD REDELFS)

MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

7. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

at Executive’s current address shown on the records of the Company

If to the Company:

Atheros Communications, Inc.

529 Almanor Avenue

Sunnyvale, CA 94085

Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to applicable law or regulation.

(e) Executive’s or the Company’s failure to insist on strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may

TRANSITION AGREEMENT (RICHARD REDELFS)

have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) This Agreement, including the Release, constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof, including without limitation the Summary of Employment Terms by and between the Company and Executive, which, as of the Effective Date, shall be terminated and be of no further force or effect; provided, however, that Executive’s Proprietary Information and Inventions Agreement shall remain in full force and effect, and the Note and related security and pledge agreements, and stock option and related agreements pursuant to which Executive’s options were granted or exercised, as the same may be modified by this Agreement, shall remain in full force and effect.

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TRANSITION AGREEMENT (RICHARD REDELFS)

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement effective as of the Effective Date.

EXECUTIVE

/s/ Richard A. Redelfs

Richard A. Redelfs

COMPANY

By	/s/ Andy Rappaport

Andy Rappaport Member of the Board of Directors

TRANSITION AGREEMENT (RICHARD REDELFS)